Exhibit 12 to Annual Report
on Form 10-K
for Fiscal Year Ended June 30, 2016
By Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2016	2015	2014	2013	2012
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,114,728	$1,432,240	$1,556,720	$1,311,001	$1,576,698
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	133,004	115,077	79,845	88,668	89,888
Amortization of deferred loan costs	3,513	3,329	2,721	2,884	2,902
Portion of rents representative of interest factor	39,668	41,886	43,983	44,493	41,515
(Income) loss of equity investees	(25,648)	(23,204)	(11,141)	(247)	1,237
Distributed income of equity investees	36,616	31,723	1,661	—	—
Amortization of previously capitalized interest	152	179	190	193	196
Income as adjusted	$1,302,033	$1,601,230	$1,673,979	$1,446,992	$1,712,436
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$133,004	$115,077	$79,845	$88,668	$89,888
Amortization of deferred loan costs	3,513	3,329	2,721	2,884	2,902
Portion of rents representative of interest factor	39,668	41,886	43,983	44,493	41,515
Fixed charges	$176,185	$160,292	$126,549	$136,045	$134,305
RATIO OF EARNINGS TO FIXED CHARGES	7.39x	9.99x	13.23x	10.64x	12.75x